Exhibit 10.12
CONSULTING AGREEMENT
Catalyst Pharmaceutical Partners, Inc. (hereinafter “COMPANY”) and Dr. Donald Jasinski (hereinafter “CONSULTANT”) 3 Barranco Court, Towson, MD 21204 agree that CONSULTANT will advise COMPANY on matters relating to the field of clinical studies with vigabatrin to treat cocaine/methamphetamine addiction (hereinafter “Field”) under the following terms and conditions (“this Agreement”):

1.	Consulting Services. CONSULTANT’s responsibilities shall include, without limitation, the following activities (hereinafter collectively referred to as “Services”):

Consult with Company with regard to clinical studies designed to test vigabatrin for the treatment of cocaine/methamphetamine abuse. Also, to serve on the Company’s Scientific Advisory Board.

The Services shall be performed via telephone and correspondence, and may include meetings with personnel and other consultants at times and locations to be mutually agreed upon. In each instance, CONSULTANT shall perform the Services only upon COMPANY’s request and after the scope of the Services has been approved by COMPANY.

The parties acknowledge that the Johns Hopkins University is not a party to this Agreement, which is a private contract between CONSULTANT and COMPANY. CONSULTANT and COMPANY also agree that the Johns Hopkins University, its Schools and Divisions, and the Johns Hopkins Hospital and Health System and its affiliated hospitals (hereinafter individually and collectively “JHU”) have no liability or responsibility to either party under this Agreement. The CONSULTANT’s office address at JHU may be identified in this Agreement for the purpose of convenient communication between COMPANY and CONSULTANT and does not in any way alter the fact that this is a private agreement between COMPANY and CONSULTANT.

CONSULTANT represents and warrants that at the time of execution of this Agreement, the terms of this Agreement are not inconsistent with any other contractual or legal obligation. CONSULTANT may have or with the policies of any institution or company with which CONSULTANT is associated.

COMPANY and CONSULTANT recognize that CONSULTANT’s primary duty as a full-time JHU faculty member is to JHU. COMPANY and CONSULTANT also agree that JHU policies and CONSULTANT’s obligations to JHU shall govern and be afforded primacy in the event a conflict arises between such policies and obligations and this Agreement. CONSULTANT shall promptly notify COMPANY in the event CONSULTANT becomes aware of a conflict between such policies and obligations and this Agreement, to the extent that such notification does not breach confidentiality provisions or understandings regarding confidentiality between JHU and an actual or potential research sponsor or collaborator or other third party, or between CONSULTANT and any third party. COMPANY and CONSULTANT will jointly determine whether or not to terminate this Agreement as a result of aforementioned notification. Nothing in this Agreement shall in any way inhibit CONSULTANT’s ability to conduct academic research and other academic activities at, through, or on behalf of JHU, regardless of the sponsor or field of such activities, during or at any time after the term of this Agreement.

If CONSULTANT believes that consulting services she/he provides for other parties under a private agreement or arrangement to which JHU is not a party may be inconsistent with the terms of this Agreement, CONSULTANT shall promptly notify COMPANY, to the extent that such notification does not breach confidentiality provisions or undertakings between CONSULTANT and any third party. COMPANY and CONSULTANT will jointly determine whether or not to terminate this Agreement as a result of aforementioned notification.

CONSULTANT shall not use the facilities, equipment, materials, funds, or resources owned or administered by JHU, or located on any of the premises thereof; or engage or employ students, trainees, post-doctoral fellows or other employees thereof, to provide services under this Agreement. CONSULTANT may disclose to COMPANY under this Agreement any information that she/he would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions, but CONSULTANT shall not disclose under this Agreement: (a) information that is proprietary to JHU and not generally available to the public other than through formal institutional transactions; or (b) unpublished results of, or data from, research or clinical activity conducted at, by, or on behalf of JHU. COMPANY understands that in providing services under this Agreement, CONSULTANT may inadvertently disclose proprietary information of JHU to COMPANY. COMPANY agrees that in the event CONSULTANT discloses proprietary information of JHU under this Agreement, CONSULTANT has the right to so notify COMPANY in writing within thirty (30) days of disclosure of such information. COMPANY agrees not to disclose or use the information in any way in the event of such notification. Nothing in this Agreement in any way alters the terms of any agreements to which JHU is a party, existing prior to the effective date of this Agreement, or prepared and finalized after the effective date of this Agreement.

2.	Compensation. In consideration for CONSULTANT’s services hereunder, COMPANY shall pay CONSULTANT as follows: [Complete only the applicable sections.]

a)	$18,000.00 per year, paid monthly.

b)	12,000 company stock options, with an exercise price of $2.00 per share and vesting as follows: 3,000 shares quarterly. COMPANY will ask CONSULTANT to sign a separate stock option agreement.

c)	Reasonable out-of-pocket expenses (upon presentation of appropriate receipts) incurred by CONSULTANT, including all travel, food and lodging, in connection with the Services provided hereunder.

Payment shall be made within forty five (45) days of receipt of an invoice of itemized services and submission of appropriate vouchers and receipts as may be reasonably necessary to substantiate CONSULTANT’s out-of-pocket expenses.

CONSULTANT shall not be paid vacation, holiday or sick time during the term of Agreement. In the event of premature termination of the Agreement COMPANY shall pay CONSULTANT for the Services performed and expenses incurred through the date of termination. In the event of any overpayment by COMPANY, CONSULTANT shall, upon submission by COMPANY of documents evidencing such overpayment, remit the same to COMPANY within thirty (30) days after termination. CONSULTANT shall also cooperate with COMPANY in producing documents as evidence of overpayment of either party.

3.	Term and Termination. This Agreement shall be effective upon full execution of this Agreement and continue for a period of (complete applicable box):

1 year

The Agreement may be extended by written agreement signed by the parties. Either party may terminate this Agreement with or without cause upon giving thirty (30) days prior written notice to the other party. Termination or expiration of this Agreement shall not affect any rights or obligations which have accrued prior thereto or in connection therewith. Any written agreements altering the term and/or conditions of this agreement must be reviewed and approved in advance by the Johns Hopkins University School of Medicine’s Office of Policy Coordination.
4. Confidential Information

4a.	With respect to any technical or business information of a proprietary or confidential nature which CONSULTANT may obtain from COMPANY under this Agreement or which is developed by CONSULTANT as a result of CONSULTANT’s Services hereunder (all of such technical and business information being referred to hereinafter as “Company Information”), it is understood that unless disclosure or use provided by COMPANY; or (b) is covered under a separate written agreement between JHU and COMPANY, CONSULTANT will for a period of three (3) years from the date of disclosure hereunder:

i)	treat Company Information as confidential;

ii)	not use any Company Information except as and to the extent necessary for the aforesaid consulting tasks; and

iii)	not disclose any Company Information to any third party without prior written approval from COMPANY.

4b.	Consultant’s objections set forth in this Section 4 shall not apply with respect to any portion of the Company Information that:

i)	was in the public domain at the time it was communicated to CONSULTANT under this Agreement;

ii)	entered the public domain through no breach of this Agreement by CONSULTANT, subsequent to the time it was communicated to CONSULTANT under this Agreement;

iii)	was in CONSULTANT’s possession to the best of CONSULTANT’s knowledge free of any obligation of confidence at the time it was communicated to CONSULTANT under this Agreement;

iv)	was rightfully communicated to CONSULTANT free of any obligation of confidence subsequent to the time it was communicated to CONSULTANT under this Agreement;

v)	was developed by CONSULTANT independently of and without reference to any information communicated to CONSULTANT under this Agreement;

vi)	is required to be disclosed in response to a valid order by a court or other governmental body, or as otherwise required by law.

4c.	Notwithstanding the above, prior to any subcontracting to third parties, such third party must be bound to the same obligations as under this Agreement regarding any Confidential Information prior to disclosure.

5.	Publications. CONSULTANT shall not publish, nor submit for publication, any work resulting from the Services provided hereunder without prior written approval from COMPANY. If CONSULTANT publishes or submits for publication work resulting from the Services provided hereunder, CONSULTANT shall include the following statement in the publication: “Dr. [Faculty name] is a paid consultant to [Company name].” Nothing in this agreement shall be construed as prohibiting or otherwise limiting CONSULTANT’s ability to publish, submit for publication, or otherwise disclose the results of CONSULTANT’s activities as a faculty member of JHU, during or at any time after the term of this Agreement.

6.	Publicity. With the limited exception of citing CONSULTANT’S faculty title (subject to the conditions outlined below), COMPANY and its affiliates will not use the names, likenesses, or logos of the JHU in any of their fund-raising or investment documents, publications, websites, advertisements, press releases, or marketing and promotional materials (hereinafter “Materials”). If COMPANY cites Consultant’s title and/or affiliation with JHU in its Materials, it agrees to include the following statement in such Materials as a parenthetical comment next to the consultant’s name, title, and/or affiliation: “Participation by Dr. Donald R. Jasinski does not constitute or imply endorsement by the Johns Hopkins University or the Johns Hopkins Hospital and Health System.”

7.	Compliance. In the performance of the Services hereunder, CONSULTANT shall comply with all applicable federal, state and local laws, regulations and guidelines. CONSULTANT shall also comply with COMPANY’s policies when on COMPANY premises.

8.	Independent Contractor. CONSULTANT’s status under this Agreement is that of an independent contractor. CONSULTANT shall not be deemed an employee, agent, partner or joint venturer of COMPANY for any purpose whatsoever, and CONSULTANT shall have no authority to bind or act on behalf of COMPANY. This Agreement shall not entitle CONSULTANT to participate in any benefit plan or program of COMPANY. CONSULTANT shall be responsible for, and agrees to comply with, obligations under federal and state tax laws for payment of income and, if applicable, self-employment tax.

9.	Assignment. CONSULTANT may not assign this Agreement or any interest herein, or delegate any of its duties hereunder, to any third party without COMPANY’s prior written consent, which consent is within COMPANY’s sole discretion to grant or withhold. Any attempted assignment or delegation without such consent shall be null and void.

10.	Debarment. CONSULTANT warrants and represents that CONSULTANT has never been, if not currently, and, during the term of this Agreement, will not become:

a)	an individual who has been debarred by the U.S. Food and Drug Administration (“FDA”) pursuant to 21 U.S.C. 335a (a) or (b) (“Debarred individual”) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual or

b)	a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. 335a (a) or (b) (“Debarred Entity”) from submitting or assisting in the submission of any abbreviated drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity.

CONSULTANT further warrants and represents that no Debarred Individual or Debarred Entity has performed or rendered, or will perform or render, any services of assistance relating to activities taken pursuant to this Agreement. CONSULTANT further warrants and represents that CONSULTANT has no knowledge of any circumstances which may affect the accuracy of the foregoing warranties and representations, including, but not limited to, FDA investigation of, or debarment proceedings against CONSULTANT or any person or entity performing services or rendering assistance relating to activities taken pursuant to this Agreement, and CONSULTANT will immediately notify COMPANY if CONSULTANT becomes aware of any such circumstances during the term of this Agreement.

11.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters herein contained and supersedes all previous agreements and undertakings with respect thereto. This agreement may be modified only by written agreement signed by the parties.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflicts of laws rules.
CATALYST PHARMACEUTICAL PARTNERS, INC.
220 Miracle Mile, Suite 234
Coral Gables, Florida 33134

By:	/s/ Patrick J. McEnany

Patrick J. McEnany

Date:	2/10/06

Donald R. Jasinski, M.D.
John Hopkins University Medical Center
Mason Lord Building
West Tower, 2nd Floor
4940 Eastern Avenue
Baltimore, Maryland 21224

By:	/s/ Donald R. Jasinski

Date:	3/10/06